AMENDMENT NO. 1 TO

WARRANT NO. CCP-002

OPEN ENERGY CORPORATION

THIS AMENDMENT NO. 1 TO WARRANT NO. CCP-002 (this “Amendment”), is entered into by and between OPEN ENERGY CORPORATION (formerly Barnabus Energy, Inc.), a Nevada corporation (the “Company”), and the undersigned Holder (the “Holder”).

WHEREAS:

A.    The Company previously executed and delivered Warrant No. CCP-002 (the "Warrant") to the Holder.

B.    The Company and the Holder desire to amend the Warrant as more fully described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

1.    AMENDMENT OF SECTION 8(a). Section 8(a) of the Warrant is hereby amended and replaced in its entirely with the following:

"(a)    Adjustment of Warrant Exercise Price and Number of Shares upon Issuance of Common Stock. If and whenever on or after the Issuance Date of this Warrant, the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than (i) Excluded Securities, for a consideration per share less than the Warrant Exercise Price then applicable, then immediately after such issue or sale the Warrant Exercise Price then in effect shall be reduced to an amount equal to such consideration per share; provided, that, in no event shall the Warrant Exercise Price be reduced to less than $.05 per share (as adjusted in the same manner that the Warrant Exercise Price is adjusted pursuant to Section 8(d)). Upon each such adjustment of the Warrant Exercise Price hereunder, the number of Warrant Shares issuable upon exercise of this Warrant shall be adjusted to the number of shares determined by multiplying the Warrant Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Warrant Exercise Price resulting from such adjustment."

2.    AMENDMENT OF SECTION 8(e). Section 8(e) of the Warrant is hereby amended and replaced in its entirety with the following:

"(e)         Distribution of Assets. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case:

(i)    any Warrant Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Warrant Exercise Price by a fraction of which (A) the numerator shall be the Closing Sale Price of the Common Stock on the trading day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Stock, and (B) the denominator shall be the Closing Sale Price of the Common Stock on the trading day immediately preceding such record date; provided, that, in no event shall the Warrant Exercise Price be reduced to less than $.05 per share (as adjusted in the same manner that the Warrant Exercise Price is adjusted pursuant to Section 8(d)); and

(ii)   either (A) the number of Warrant Shares obtainable upon exercise of this Warrant shall be increased to a number of shares equal to the result obtained by multiplying the Warrant Exercise Price in effect immediately prior to the adjustment pursuant to the terms of the immediately preceding clause (i) above, by the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Warrant Exercise Price resulting from such adjustment, or (B) in the event that the Distribution is of common stock of a company whose common stock is traded on a national securities exchange or a national automated quotation system, then the holder of this Warrant shall receive an additional warrant to purchase Common Stock, the terms of which shall be identical to those of this Warrant, except that such warrant shall be exercisable into the amount of the assets that would have been payable to the holder of this Warrant pursuant to the Distribution had the holder exercised this Warrant immediately prior to such record date and with an exercise price equal to the amount by which the exercise price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the immediately preceding clause (i).

3.    AMENDMENT OF SECTION 8(f). Section 8(f) is hereby amended by adding the following sentence at the end of such Section:

"Notwithstanding anything to the contrary in this Section 8(f), (i) the Warrant Exercise Price shall not be reduced to less than $0.05 per share (as adjusted in the same manner that the Warrant Exercise Price is adjusted pursuant to Section 8(d)), and (ii) the number of Warrant Shares obtainable upon exercise of this Warrant shall not be adjusted to exceed that number of shares determined by multiplying the Warrant Exercise Price in effect immediately prior to the adjustment pursuant to this Section 8(f), by the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Warrant Exercise Price resulting from such adjustment."

4.    EFFECT ON OTHER TERMS. This Amendment shall be deemed effective as of March 31, 2006, as if entered into on such date. All other terms set forth in the Warrant shall remain unchanged and this Amendment and the Agreement shall be deemed a single integrated instrument for all purposes.

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to Warrant No. CCP-002 to be duly executed as of day and year first above written.

COMPANY:
OPEN ENERGY CORPORATION

By: /s/ David Saltman
Name: David Saltman
Title: President

AGREED AND ACKNOWLEDGED:

HOLDER:
CORNELL CAPITAL PARTNERS, LP
By: Yorkville Advisors, LLC
Its: General Partner

By: /s/ Mark Angelo
Name: Mark Angelo
Title: President and Portfolio Manager